Exhibit 99.1

NEWS RELEASE

Layne Christensen Company Prices Offering of $110.0 Million 4.25% Convertible Senior Notes Due 2018

HOUSTON, TX – November 6, 2013 – Layne Christensen Company (NASDAQ Global Select market: LAYN) (the “Company”) announced today the pricing of its offering of $110.0 million aggregate principal amount of 4.25% Convertible Senior Notes due 2018 (the “notes”). The notes will be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), by the initial purchaser of the notes. The Company has also granted the initial purchaser of the notes a 30-day option to purchase up to an additional $15.0 million aggregate principal amount of notes, solely to cover overallotments. The Company intends to use the net proceeds from this offering to repay the amounts outstanding under its revolving credit facility. To the extent the net proceeds of this offering exceed the amounts outstanding under our revolving credit facility, the Company intends to use the excess for working capital and general corporate purposes.

The notes will mature on November 15, 2018 and will bear interest at a rate of 4.25% per year, payable on May 15 and November 15 of each year, beginning May 15, 2014. The notes will be general senior, unsecured obligations of the Company. On and after November 15, 2016, and prior to the maturity date, the Company may redeem all, but not less than all, of the notes for cash if the last reported sale price per share of the Company’s common stock equals or exceeds 130% of the applicable conversion price for a specified time period ending on, and including, the trading day immediately prior to the date the Company delivers notice of the redemption. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. In addition, upon the occurrence of a fundamental change, holders of the notes will have the right, at their option, to require the Company to repurchase their notes in cash at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be convertible, at the option of the holders, into consideration consisting of, at the Company’s election, cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock (and cash in lieu of fractional shares) until the close of business on the scheduled trading day immediately preceding the maturing date. However, before May 15, 2018, the notes will not be convertible unless certain conditions are satisfied. The initial conversion rate will be 43.6072 shares of the Company’s common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $22.93 per share of the Company’s common stock), representing a 30% conversion premium over the last reported sale price per share of the Company’s common stock on The NASDAQ Global Select Market on November 5, 2013. The conversion rate will be subject to adjustment upon the occurrence of certain events. In addition, the Company may be obligated to increase the conversion rate for any conversion that occurs in connection with certain corporate events, including the Company’s calling the notes for redemption.

Jefferies is the sole initial purchaser for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes or any common stock issuable upon conversion of the notes, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the notes will be made only by means of a private offering memorandum. The notes and any shares of the Company’s common stock issuable upon conversion of the notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

About Layne Christensen Company

Layne is a global water management, construction and drilling company, providing responsible solutions to the world of essential natural resources — water, mineral and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence and integrity.

Forward-Looking Statements

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors. These forward-looking statements include statements regarding the satisfaction of the closing conditions contained in the purchase agreement between the Company and the initial purchaser, and the Company’s planned use of any of the proceeds of the offering. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of several factors, including, but not limited to, market and other general economic conditions, the Company’s and the initial purchaser’s ability to satisfy the conditions required to close the proposed offering and the availability of equity or debt capital needed for the Company’s business. The reader is cautioned not to rely on these forward-looking statements. Other risks and uncertainties are described in detail in Layne Christensen Company’s Annual Report on Form 10-K for the year ended January 31, 2013, in Layne Christensen Company’s Quarterly Reports on Form 10-Q for the periods ended April 30, 2013 and July 31, 2013, each as filed with the U.S. Securities and Exchange Commission, and in Layne Christensen Company’s Current Reports on Form 8-K filed on November 4, 2013. All forward-looking statements are based on information currently available to Layne Christensen Company and Layne Christensen Company assumes no obligation to update any such forward-looking statements, except as required by law.

Contact: Jim Easter, Chief Financial Officer, Layne Christensen Company. (281) 475-2694